Exhibit 10.3

Executed Version

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”), dated as of September 19, 2017, to be effective commencing on the Closing Date (as defined below) (the “Commencement Date”), is entered into by and among DoubleVerify, Inc. (“Employer”), Pixel Parent, Inc., a Delaware corporation (“Parent”), and Matthew McLaughlin, an individual (“Employee”, together with Employer and Parent, the “Parties”).

WHEREAS, Employee has served as the Chief Operating Officer of Employer pursuant to the Employment Agreement between Employee and Employer dated January 31, 2013 (the “Current Agreement”);

WHEREAS, Employee and Employer entered into an Amended and Restated Employment Agreement, dated as of August 18, 2017, effective as of the Commencement Date (the “Amended Agreement”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of August 18, 2017 (as may be further amended, modified or supplemented and in effect from time to time, the “Merger Agreement”), by and among Parent, Pixel Merger Sub Inc., a Delaware corporation (“Merger Sub”), Employer, and Fortis Advisors LLC, as the Securityholder Representative, Merger Sub shall be merged with and into Employer, with Employer continuing as the surviving entity and a wholly-owned subsidiary of Parent (the “Transaction”);

WHEREAS, Employer desires to continue to employ Employee as the Chief Operating Officer of Employer following the Closing Date, subject to the occurrence of the Closing Date, on the terms and conditions set forth in this Agreement which amends and restates the terms and conditions of the Current Agreement and the Amended Agreement effective as of the Commencement Date; and

WHEREAS, Employee is willing to accept such continued employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, Employer and Employee hereby agree as follows:

ARTICLE I

EMPLOYMENT, POSITION, DUTIES, RESPONSIBILITIES AND TERM

1.01        Employment.  Employer agrees to, and does hereby, continue to employ Employee, and Employee agrees to, and does hereby accept such continued employment, upon the terms and subject to the conditions set forth in this Agreement.

1.02        Position, Duties and Authority.  During the Term (as defined below), Employee shall continue to serve as the Chief Operating Officer of Employer.  In such capacity, Employee shall have such responsibilities, duties and authority (collectively “functions”) as may, from time to time, be assigned by Employer’s Chief Executive Officer (“CEO”); provided, such functions shall be commensurate with the integrity and status of Employee’s office and position with

Employer.  Employee shall report directly to the CEO.  During the Term, Employee shall serve Employer, faithfully and to the best of Employee’s ability, and shall devote substantially all of Employee’s business time, attention, skill and efforts to the business and affairs of Employer (including its subsidiaries and affiliates).  Notwithstanding the foregoing, during the Term, Employee may (i) engage in charitable, educational, religious, civic and other types of activities, and (ii) serve as a member of the board of directors or other similar governing body of one company that does not engage in the Business (as hereinafter defined) in competition with Employer or advise companies (on a paid or unpaid basis) provided such company does not engage in the Business in competition with Employer (such activities the “Permitted Activities”) to the extent that such Permitted Activities do not unreasonably interfere with the performance of Employee’s duties hereunder or materially conflict with the business of Employer, its subsidiaries and affiliates.  Employee may serve as a member of the board of directors or similar governing body of another company subject to prior approval of the Board.  Employee shall be permitted to retain as Employee’s sole and exclusive property, any and all compensation, remuneration, proceeds, profits, assets or other consideration of any nature received or payable to Employee for or in connection with the Permitted Activities hereunder.  Employee’s principal base of operation for the performance of Employee’s duties under this Agreement shall be in New York; provided, however, that Employee shall temporarily travel in the course of performing such duties and responsibilities as shall from time to time be reasonably necessary to fulfill Employee’s obligations under this Agreement.  Notwithstanding the foregoing, Employer agrees that Employee shall be permitted to work remotely.

1.03        Term of Employment.  Employee’s continued employment under this Agreement shall commence on the Commencement Date and shall continue until such employment is terminated pursuant to Article IV hereof (the “Term”).  Notwithstanding anything herein to the contrary, in the event that the Merger Agreement terminates prior to the closing of the Transaction, this Agreement shall be void ab initio.  In such event, Employee’s and Employer’s rights and obligations shall continue to be governed by the Current Agreement.

ARTICLE II

COMPENSATION, BENEFITS AND EXPENSES

2.01        Compensation and Benefits.  For all services rendered by Employee in any capacity during the Term, including, without limitation, services as an officer, director or member of any committee of Employer, or any subsidiary, affiliate or division thereof, Employee shall be compensated as follows (subject, in each case, to the provisions of Article IV below):

(A)          Base Salary and Bonus.  During the Term, Employer shall pay to Employee a base salary at the rate of $335,000 on an annualized basis (“Base Salary”).  Employee’s Base Salary shall be subject to periodic review and such periodic increases (but no decreases) as the Employer’s Board of Directors (“Board”) shall deem appropriate in accordance with Employer’s procedures and practices in effect from time to time regarding the salaries of employees.  The term “Base Salary” as used in this Agreement shall refer to Base Salary as may be increased from time to time in accordance with the terms hereof.  Base Salary shall be payable in accordance with the customary payroll practices of Employer.  In addition, Employee shall be eligible for a target bonus in an amount equal to 65% of the Base Salary (“Bonus”) per annum determined and paid based upon the attainment by Employee of performance goals and objectives established by the Board.

(B)          Equity.

(i)            Effective as of the Commencement Date, Employer will recommend to the Board that Employee be granted options (the “Subject Options”) to purchase shares of Holdco Common Stock (the “Subject Stock”) pursuant to an equity plan to be adopted by Employer prior to the Commencement Date (the “Plan”) and an award agreement to be provided by Employer (the “Award Agreement”).  The Plan and Award Agreement shall reflect the terms of the Subject Options as set forth in this Agreement.  The Subject Options shall be granted no later than thirty (30) days following the Commencement Date.  Employer represents and warrants that such Subject Stock will represent no less than 1.5% of the total authorized, issued and outstanding shares of any and all series and classes of capital stock in Holdco as determined on a fully diluted basis as of the Commencement Date after taking into account the existence, exercise or issuance of any and all outstanding and available classes of authorized shares of capital stock in Holdco and all options, warrants, restricted shares, convertible debts or other instruments of any kind or nature capable of being exchanged for securities or capital stock in Holdco (collectively “Holdco Stock”).  Except following a termination by Employer for Cause or Employee’s breach of restrictive covenants, the Subject Options shall have a one-year period post-employment exercise period to the extent vested as of the date of termination (unless expressly provided otherwise).

(ii)           Subject to Employee’s continued employment on the applicable vesting date (unless expressly provided otherwise), the Subject Options shall have the following vesting terms:

(A)          50% of the Subject Options shall be subject to time-vesting (the “Time Vesting Options”) whereby 25% of the Time Vesting Options shall vest on the one-year anniversary of the closing of the Transaction and the remaining 75% of the Time Vesting Options shall vest in equal quarterly installments over the next 12 calendar quarters; and

(B)          50% of the Subject Options shall vest when Providence Equity Partners L.L.C.  (“PEP”) has received cash (or cash equivalent) proceeds of a multiple equal to two times (2.0 x) PEP’s total invested equity in Holdco Stock (the “Performance Vesting Options”).

(iii)          One hundred percent (100%) of the Time Vesting Options shall accelerate and fully vest in the event of the occurrence of a Change in Control as defined under the Plan and including the direct or indirect purchase by a third party of 51% of Holdco Stock.

(iv)          In the event Employee’s employment with Employer is terminated by reason of Employee’s death, Disability, by Employer without Cause, or by Employee for Good Reason:

(A)          The Time Vesting Options that would otherwise have vested between the date of termination and the twelve month anniversary of the date of termination will accelerate and fully vest on the date of termination; and

(B)          The Performance Vesting Options shall remain outstanding for a one-year period following a termination by Employer without Cause or by Employee with Good Reason and shall vest if, during such one-year period, the applicable performance hurdle is satisfied.

(v)           In the event Employee’s employment with Employer is terminated by Employer for Cause or if the Employee breaches his restrictive covenants all Subject Options, whether vested or unvested, will immediately be forfeited.

(vi)          In the event Employee’s employment with Employer is terminated by Employer for Cause or if the Employee breaches his restrictive covenants, Employer will be entitled to repurchase any Subject Stock received upon exercise of the Subject Option at an amount equal to the lower of (i) cost minus prior distributions and (ii) fair market value as of the date of the repurchase during the Restricted Period.

(vii)         Employee shall have the right to elect to require Employer to repurchase any Subject Stock at the lower of (i) cost minus prior distributions and (ii) the then fair market value of the Subject Stock, each as and to the extent permitted under the Employer’s credit agreement as in effect at such time.  Any such repurchase election must be made in writing within six (6) months following a termination hereunder.

(C)          Benefits.  During the Term, Employee shall be entitled to continue to participate in all of Employer’s employee benefit plans and programs, including medical coverage, as Employer generally maintains from time to time during the Term for the benefit of any of its employees, in each case subject to the eligibility requirements and other terms and provisions of such plans or programs.  Employer may amend, modify or rescind any employee benefit plan or program and change employee contribution amounts to benefit costs without notice in its discretion, provided that (i) no such amendment shall apply in a retroactive manner and (ii) any such amendment must apply on the terms and conditions uniformly applicable to all employees of Employer.  Notwithstanding any provision herein to the contrary, during the Term, the Employer shall provide employee (directly or through a supplemental policy to be made available to senior executives) with medical coverage that is no less favorable than the medical coverage made available to Employee on the Commencement Date.

2.02        Expenses.  Employee shall be entitled to receive reimbursement from Employer for all reasonable out-of-pocket expenses incurred by Employee during the Term in connection with the performance of Employee’s duties and obligations under this Agreement, according to Employer’s expense account and reimbursement policies in effect from time to time and provided that Employee shall submit documentation which Employer deems reasonable with respect to such expenses.  Employer shall pay, provide or reimburse Employee up to $7,500 per month without prior approval, for fees or costs incurred by Employee in connection with the performance of services under this Agreement, including without limitation, expenses related to working at Company offices and facilities.

2.03        Withholding and Deduction.  All payments to Employee pursuant to this Agreement are subject to applicable withholding and deduction requirements.

ARTICLE III

OTHER AGREEMENTS

3.01        Confidentiality & IP Transfer Agreement.  Effective as of the Commencement Date, Employee and Employer shall ratify and confirm the continued enforceability and effectiveness of the confidentiality and intellectual property transfer agreement dated January 31, 2013 attached hereto as Exhibit 3.02 (the “Confidentiality & IP Agreement”).

ARTICLE IV

TERMINATION

4.01        Events of Termination.  This Agreement and Employee’s employment hereunder shall terminate upon the occurrence of any one or more of the following events:

(A)          Death.  In the event of Employee’s death, this Agreement and Employee’s employment hereunder shall automatically terminate effective as of the date and time of death.

(B)          Termination by Employer for Cause.  Employer may, at its option, terminate this Agreement and Employee’s employment hereunder for Cause (as defined herein) upon giving notice of termination to Employee (following the expiration of the applicable cure period, if any) which notice specifies that Employer deems such termination to be for “Cause” hereunder and specifies in reasonable detail the grounds for such “Cause.”  Employee’s employment shall terminate on the date on which such notice shall be given.  For purposes hereof, “Cause” shall mean Employee’s (i) conviction of, guilty plea to or confession of guilt of a felony, (ii) willful misconduct or gross negligence in the performance of services hereunder which is materially and demonstrably injurious (monetarily or otherwise) to the business, prospects, or operations of Employer or any controlled affiliate of Employer which, if curable, remains uncured (to the reasonable satisfaction of the CEO) for thirty (30) days after Employer provides written notice thereof to Employee, (iii) after a written warning and a 30-day opportunity to cure such violation, continued willful material violation by Employee of Employer’s written policies or procedures as uniformly applicable to all executive employees of Employer and as in effect from time to time, (iv) after a written warning and a 30-day opportunity to cure such non-performance and breach, continued willful failure to perform Employee’s material duties hereunder or other material breach of this Agreement (including, without limitation, a breach of any of Employee’s obligations under Article V hereof); provided, however, that in the case of Employee’s commission of any act described in clauses (iii) and/or (iv) above which is or are not capable of cure, Employer shall not be required to give such 30-day opportunity to cure same prior to any termination therefor; and provided further, however, that in the event Employer shall have previously given such 30-day opportunity to cure a specific act of Employee described in clauses (iii) or (iv) above during the immediately preceding one (1) year, Employer shall not again be required to give such 30-day cure period for any second specific act which is the same act so committed by Employee as described in such clause (iii) or (iv), respectively.

(C)          Without Cause by Employer.  Employer may, at its option, at any time terminate Employee’s employment for no reason or for any reason whatsoever (other than for Cause or due to death or Disability (as defined below)), provided that in such event Employer shall follow the terms and conditions contained herein and provide Employee.

(D)          Termination by Employee.  Employee may terminate this Agreement and Employee’s employment hereunder at any time with or without Good Reason with notice to Employer.  However, if Employee terminates his employment without Good Reason, then he shall provide Employer with not less than sixty (60) days prior written notice, which period can be shortened at the sole discretion of Employer.  For purposes of this Agreement, “Good Reason” shall mean, in the absence of a written consent of Employee:

(i)            any action by Employer which results in a material diminution in Employee’s title, position, authority or duties from those customarily provided or performed by Employee or typical of a Chief Operating Officer of a similarly situated company;

(ii)           any material failure by Employer to comply with or breach by Employer of any material provision of this Agreement, including the failure by Employer to grant the Subject Options on the terms and conditions set forth in Section 2.01(B);

(iii)          any reduction in Employee’s Base Salary, eligibility for a Bonus or other amount owed to Employee hereunder;

(iv)          a relocation of Employee’s workplace outside of New York, New York or a 75% change to the required amount of time Employee shall spend in New York or other Employer office locations (as compared to Employee working from his residence); or

(v)           a change in reporting such that Employee no longer reports directly to the CEO or reports to any officer, employee, director or other governing body of Employer at a lower level or with materially less authority, duties or responsibilities than the CEO.

Notwithstanding the foregoing, Employee shall not be entitled to terminate Employee’s employment with Employer for the occurrence of any Good Reason unless Employee (i) notifies the Employer of the occurrence of such Good Reason within ninety (90) days after its initial occurrence, (ii) provides Employer with thirty (30) days to cure the occurrence of such Good Reason event of which Employer is so notified, and (iii) elects to terminate Employee’s employment with Employer as a result of such Good Reason event within one (1) year after the occurrence thereof; provided, however, that in the event Employee shall have previously given such 30-day opportunity to cure any such occurrence or commission of an event of Good Reason during the immediately preceding one (1) year, Employee shall not again be required to give such 30-day cure period for any second such act constituting Good Reason committed by Employer.

(E)           Disability.  To the extent permitted by law, in the event of Employee’s medically determined physical or mental disability which makes it impossible for Employee to perform Employee’s material duties under this Agreement for a period of at least 90 consecutive days in any 12-month period or 120 non-consecutive days in any 12-month period, and which cannot be reasonably accommodated by Employer without undue hardship (“Disability”), Employer may terminate this Agreement and Employee’s employment hereunder upon at least 30 days’ prior written notice to Employee.

(F)           Mutual Agreement.  This Agreement and Employee’s employment hereunder may be terminated at any time by the mutual written agreement of Employer and Employee.

4.02        Employer’s Obligations Upon Termination.

(A)          For Cause; Termination by Employee Other than For Good Reason; or Disability.  If, during the Term, Employer shall terminate this Agreement and Employee’s employment hereunder for Cause, Employee shall terminate this Agreement and Employee’s employment hereunder other than for Good Reason, or this Agreement and Employee’s employment hereunder shall terminate as a result of Employee’s Disability, in each case, Employer’s sole obligation to Employee under this Agreement shall be to (a) pay to Employee (or in the case of his Disability, to his legal representative) the amount of any Base Salary, but not yet paid to Employee, prior to the date of such termination, (b) reimburse Employee for any expenses incurred by Employee through the date of such termination (c) pay to Employee all accrued and unused vacation and accrued benefits through the date of such termination (such amounts described under sub-clauses (a) through (c) above being collectively herein referred to as the “Accrued Amounts”).  Notwithstanding the foregoing, in addition to the Accrued Amounts, upon termination of this Agreement and Employee’s employment hereunder solely as a result of Employee’s Disability, Employer shall additionally pay to Employee (or his legal representatives) a pro-rata share of Employee’s Bonus for the year in which such termination occurs.

(B)          Without Cause; Termination by Employee for Good Reason.  Upon the termination of this Agreement and Employee’s employment with Employer either (i) by Employer other than for Cause, as a result of Employee’s death or as a result of Employee’s Disability, or (ii) by Employee for Good Reason, in each case, Employer’s sole obligation to Employee under this Agreement shall be to pay or provide to Employee (a) all Accrued Amounts through and including the effective date of such termination, (b) the sum of Employee’s Base Salary for one (1) year and the Bonus (100% at target) payable on a semi-monthly basis in accordance with the Employer’s normal payroll practices subject to withholdings and deductions, (c) continuation of Employee’s medical benefits through and including the date which is one (1) year from and after the effective date of any such termination of Employee’s employment contemplated hereunder; provided that if during this one (1) year period should Employee become employed as a consultant and/or employee for one or more entities and as a result be eligible to obtain comparable alternate medical benefits, then Employer shall cease continuation of Employee’s medical benefit and have no further liability for such payments and/or coverage, and (d) that portion of Employee’s Bonus for the year in which such termination occurs as accrued by Employer through the date of such termination.  The payments described in (b) shall commence or be paid on the sixtieth (60th) day following the date on which the termination occurs, with the first payment including any payments that would have been made had the sixty

(60)-day delay provided herein not applied, subject to the Employee’s timely execution and non-revocation of the Release (as defined in Section 4.04).

(C)          Death.  If, during the Term, this Agreement and Employee’s employment hereunder shall terminate as a result of Employee’s death, Employer’s sole obligation to Employee’s estate under this Agreement shall be to (a) pay or provide to Employee’s estate the Accrued Amounts through the date of such termination and (b) that portion of Employee’s Bonus for the year in which such termination occurs as accrued by Employer through the date of such termination.

(D)          Vested Benefits.  In addition to the payments and benefits set forth in this Section 4.02, amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those relating to severance, if any) on the date of termination, shall be payable in accordance with such plan, policy, practice or agreement.

4.03        Survival; No Mitigation or Offset.  This Article IV and Articles V and VI shall survive any expiration or termination of this Agreement.  All payments made or required to be made by Employer to Employee under this Article IV shall not be conditional upon or subject to either (i) any obligation of Employee to mitigate or expend any efforts to reduce or mitigate the amount of damages suffered by Employee or the amount of payments or obligations required to be made or performed by Employer under this Article IV or (ii) any reduction or right of offset for or in favor of Employer for or with respect to any earnings profits, proceeds, compensation, benefits, or other amounts generated or received by Employee from or after the termination of Employee’s employment with Employer.

4.04        Release.  Any payments to be made or benefits to be provided by Employer or any affiliate thereof pursuant to this Article IV or any other provision hereof which requires receipt of a release from Employee, shall be subject to Employer’s receipt from Employee of an effective general release and agreement not to sue, in a written form reasonably satisfactory to both Employee (or his legal representative) and the Employer (the “Release”), pursuant to which (i) Employee makes certain customary representations and warranties, (ii) Employee agrees to be bound by certain confidentiality covenants, specified therein, and (iii) Employee agrees (a) to release all claims against the Employer and its respective subsidiaries, affiliates, and certain related parties, (b) not to maintain any action, suit, claim or proceeding against Employer or its respective subsidiaries, affiliates, and certain related parties, and (c) to be bound by certain non-disparagement covenants contained therein.  Notwithstanding the due date of any payment hereunder requiring a Release, Employer shall not be obligated to make any such payment until after the expiration of any revocation period available to Employee as applicable to the Release.

ARTICLE V

CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS, NONCOMPETITION, NONSOLICITATION AND OTHER COVENANTS

5.01        Confidentiality.  Employee shall observe all of his obligations under and shall comply with the terms and conditions of the Confidentiality & IP Agreement.  Employee’s

breach of a covenant, representation or warranty in the Confidentiality & IP Agreement shall be a breach of this Section 5.01.

5.02        Obligations to Other Persons/Representations & Warranties.  Employee hereby represents and warrants to Employer that (a) he has the legal capacity to execute and perform this Agreement; (b) this Agreement is a valid and binding obligation of the Employee enforceable against him in accordance with its terms; (c) his services hereunder will not conflict with, or result in a breach of, any agreement, understanding, order, judgment or other obligation to which he is presently a party or by which he is bound; (d) he is not subject to, or bound by, any covenant against competition, confidentiality obligation, intellectual property transfer obligation, or any other agreement, order, judgment or other obligation which would conflict with, restrict or limit the performance of the services he is to provide hereunder or restrict Employer in any manner from engaging in its business, including without limitation, any element of the Business other than the Excepted Business (each as defined below); (e) he does not have any non-disclosure or other obligations to any other individual or entity (including without limitation, any previous employer) concerning proprietary or confidential information that Employee learned of during any previous employment or associations which would conflict with, restrict or limit the performance of the services he is to provide hereunder; and (f) he does not have any non-competition agreements, non-solicitation agreements or other restrictive covenants with any previous employer or other Person (as defined below) which would conflict with, restrict or limit the performance of the services he is to provide hereunder outside of the Excepted Business.  Employee shall not disclose to Employer or induce Employer to use any secret or confidential information or material belonging to others, including, without limitation, Employee’s former employers and/or clients, if any.  Employee hereby acknowledges that, as of the date hereof, he is not aware of any actions, demands, causes of action or claims with respect to any matter, event or condition occurring or arising on or prior to the date hereof that may be brought by him or on his behalf against Employer, or against any of the officers, directors, shareholders, members, managers, direct or indirect equityholders, agents and/or employees of Employer nor against any of the respective heirs, successors, assigns and legal representatives of any of the foregoing.

5.03        Certain Definitions.

“Associated With” a Person means to, directly or indirectly, own, manage, operate, join, finance, control, be employed by, receive remuneration from, participate in, consult with, or be connected in any manner with the ownership, management, financing, operation or control of or be connected as an officer, director, employee, partner, member, manager, trustee, principal, agent, representative, consultant, contractor, or otherwise, or use or expressly permit his name or any one or more of his or its tradenames to be used, in connection with such Person.  The foregoing shall not include the beneficial ownership solely as an unaffiliated, passive investor of less than five percent (5%) of any class of securities of any business, firm or entity having a class of equity securities actively traded on a national securities exchange, automated quotation system or over-the-counter market.

“Business” means (i) the verification and measurement of the quality of digital advertising, (ii) any substantially related business performed or marketed by Employer and in which Employee was materially involved during the period of Employee’s employment with

Employer, and (iii) any material business that was a Planned New Business during the period of Employee’s employment with Employer.

“Client” means any Person who, during the six-month period immediately preceding the termination or cessation of Employee’s employment, had done business with Employer.

“Competing Business” means any Person who, (A) engages or is engaged in any element of the Business; or (B) is or becomes Associated With any Person who engages or is engaged in any element or elements of the Business.

“Excepted Business” means the development, sale or provision (via the internet or other means) of health or wellness information, health or wellness decisions support tools, services or applications and/or health or wellness communication services, directly or indirectly, to consumers, health and /or benefit plan members or employees or health care professionals including but not limited to products or services that provide information on diseases, conditions or treatments, store health care information, assess personal health status and/or assist in making informed benefit, provider or treatment choices.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization or association, trust or joint venture, or other entity, or a Governmental Authority (as defined in the next sentence).  “Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any court, authority or other quasi-governmental entity established to perform any of such functions.

“Planned New Business” during a specific time period, means any new line of business or new market which, during that time period, Employer was planning to enter (or any new product or service which, during that period, Employer was planning to market and/or sell); provided that for purposes of this definition, Employer shall have been “planning” something where (w) such planning involved discussion at the level of the board of directors or, for a limited liability company, the body performing the analogous function, (x) such planning was reduced to writing in a substantial form, such as a comprehensive business plan, by the board or such analogous body, (y) Employer committed material resources (human and either financial or technological) to the planning and implementation of the execution of that new business, and (z) such planning was known to Employee and with Employee being materially involved in its contemplation and implementation.

“Restricted Period” means the period commencing on the date hereof and ending at 11:59 p.m. New York time on the date that is twelve months after the effective date of any termination of Employee’s employment with Employer, regardless of whether such employment was then pursuant to or under this Agreement.

5.04        Noncompetition; Nonsolicitation.  Employee acknowledges that in his capacity as Employer’s employee hereunder, he will create and have access to confidential information and to important business relationships.  Accordingly, Employee represents, warrants and covenants to Employer that, subject to the last sentence of this Section 5.04, he will not, directly or indirectly, (i) during the Restricted Period without the express prior written approval of the Board, be or become Associated With a Competing Business (other than severance-type or retirement-type benefits from entities constituting prior employers of Employee) or (ii) during the Restricted Period without the express prior written approval of the Board, (a) solicit, sell to or service, for the account of any Competing Business, or assist any Person in soliciting, selling to, or servicing, for the account of any Competing Business, any Client, (b) solicit, approach or induce any Client to terminate or diminish its relationship with Employer or to explore, discuss, investigate or consider a business relationship with a Competing Business, (c) solicit, approach or induce any Person who is then (or was at any time in the six (6) months immediately prior to the termination or cessation of Employee’s employment) an employee of or consultant to Employer, to terminate or diminish his or her or its relationship with Employer or to be or become Associated With a Competing Business, or (d) otherwise interfere with the relationship between Employer and any of their respective Clients, employees, consultants, suppliers or service providers, or (e) take any steps to, or negotiate or enter into any oral or written agreement or understanding to, do any of the things referenced in (a), (b), (c), (d), or (e) of this Section.  Notwithstanding the foregoing, Employee shall not be deemed to have violated this Section 5.04 if he becomes Associated With a Competing Business but, during the entire Restricted Period, Employee refrains from (x) working in or for any business unit, subsidiary or division which engages or is engaged, directly or indirectly, in any element of the Business and (y) directly or indirectly engaging in any element of the Business other than for Employer as an employee thereof.

5.05        Privacy.  Employee understands that Employer is or may be subject to certain privacy regulations and laws and that Employer has adopted policies concerning privacy and, from time to time, agrees with its clients and others with which it does business to undertake certain privacy obligations.  Employee shall comply with applicable laws regarding privacy, as in effect from time to time, and will comply with Employer’s privacy policies and procedures, as in effect from time to time, as well as any privacy obligations which Employer has undertaken and those which, in the future, Employer undertakes.

5.06        Cooperation.  Employee shall reasonably cooperate both during and for a period of 12 months immediately after Employee’s employment with Employer, at Employer’s sole cost and expense (including Employee’s travel, room and board and Employee’s attorney fees if necessary and requested by Employer, subject to Employer’s policies and procedures for such expenses), with any investigation by Employer involving Employer or any employee or agent of Employer with respect to events that occurred during Employee’s tenure with Employer.  Should Employee be required to dedicate an aggregate of more than four (4) hours per week or sixteen (16) hours in total in providing any cooperative efforts or services hereunder, Employer shall compensation Employee for any such excess time expended based upon an hourly rate equal to the quotient of Employee’s Base Salary as in effect at the time of termination divided by 1800.

5.07        Reasonable Restrictions/Damages Inadequate Remedy.  Employee acknowledges that the restrictions contained in this Article V are reasonable and necessary to protect the legitimate business interests of Employer and that any breach or threatened breach by Employee of any provision contained in this Article V will result in immediate irreparable injury to Employer for which a remedy at law would be inadequate.  Employee further acknowledges that the restrictions contained in this Article V will not prevent Employee from earning a livelihood during the Restricted Period.  Accordingly, Employee acknowledges that Employer shall be entitled to seek temporary, preliminary and permanent injunctive relief in any court of competent jurisdiction (without being obligated to post a bond or other collateral) in the event of any breach or threatened breach by Employee of the provisions of this Article V and to an equitable accounting of all earnings, profits and other benefits arising, directly or indirectly, from such breach, which rights shall be cumulative and in addition to (rather than instead of) any other rights or remedies to which Employer may be entitled at law or in equity.  Any remedy specified by any provision of this Agreement shall, unless expressly providing to the contrary, be a nonexclusive remedy for that provision and shall not preclude any and all other remedies at law or in equity from also being applicable.

5.08        Separate Covenants.  The parties intend that the covenants and restrictions in this Article V be given the broadest interpretation permitted by law.  Accordingly, in the event that any of the provisions of this Agreement should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.  If the covenants of Article V are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish Employer’s right to enforce such covenants in any other jurisdiction.  If, in any judicial or arbitration proceedings, a court of competent jurisdiction or arbitration panel should refuse to enforce all of the separate covenants and restrictions in this Article V, then such unenforceable covenants and restrictions shall be eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants and restrictions to be enforced in such proceeding.

ARTICLE VI

MISCELLANEOUS

6.01        Benefit of Agreement and Assignment.  This Agreement shall inure to the benefit of Employer and its respective successors and assigns (including, without limitation, any purchaser of all or substantially all of the assets of either of the foregoing) and shall be binding upon Employer and its respective successors and assigns.  This Agreement shall also inure to the benefit of and be binding upon Employee and Employee’s heirs, administrators, executors and assigns.  Employee may not assign or delegate Employee’s duties under this Agreement without the prior written consent of Employer.  Employer may, upon written agreement executed by Employer and consented to by Employee (whose consent shall not be unreasonably withheld), assign and transfer this Agreement to another entity; provided, that any such permitted assignment shall not relieve Employer from any continuing responsibility or liability arising by reason of any violation, breach or default committed by any such permitted assignee hereunder.  Nothing in this Agreement shall preclude Employer from consolidating or merging into or with, or transferring all or substantially all of its assets to, or engaging in any other business combination with, any other Person provided (i) such Person expressly assumes this Agreement and all obligations and undertakings of Employer, as the case may be, hereunder and (ii) Employer shall continue to remain responsible and liable to Employee for or in connection with any violation, breach or default committed by any such Person hereunder.  Upon such a consolidation, merger, transfer of assets or other business combination and assumption, the terms “Employer” as used herein shall mean such other person or entity and this Agreement shall continue in full force and effect unless otherwise terminated pursuant to the terms hereof.

6.02        Notices.  Any notice required or permitted hereunder shall be in writing and shall be deemed to have been duly given and received: (i) on the date delivered if personally delivered and signed confirmation is received, (ii) upon receipt by the receiving party of any notice sent by registered or certified mail (first-class mail, postage pre-paid, return receipt requested) or (iii) on the date delivered by nationally recognized overnight courier or similar courier service, in each case addressed to Employer or Employee, as the case may be, at the respective addresses indicated below or such other address as either party may in the future specify in writing to the other in accordance with this Section 6.02:

in the case of Employer to:

DoubleVerify Inc.
575 Eighth Ave., 7th Floor
New York, New York 10018
Attn: General Counsel

and in the case of Employee to:

Matthew McLaughlin
53 Gideon Garth
Severna Park, MD 21146

With a copy to:

Eric Weiner
c/o Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, NY 10020

6.03        Entire Agreement.  This Agreement, including the schedules and exhibits hereto, contains the entire agreement of the parties hereto with respect to the terms and conditions of Employee’s employment during the Term and activities following termination of this Agreement and supersedes any and all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement, including the Current Agreement and the Amended Agreement which shall be replaced and superseded effective as of the Commencement Date.  This Agreement may not be changed or modified except by an instrument in writing, signed by both Employer and Employee.

6.04        Section 280G.  If any payments by Employer to Employee contemplated hereunder, together with any other payments by Employer or its affiliates to Employee, are subject, in whole or in part, to the excise taxes (“Excise Taxes”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) and application of Section 280G of the Code can be avoided by a stockholder vote approving such payments pursuant to Section

280G(b)(5)(A) of the Code, and Employee elects to waive his rights to receive such payments and have such payments submitted for stockholder approval, then Employer and Employee shall use commercially reasonable efforts to obtain such stockholder vote to assure that the Excise Taxes and the provisions of Section 280G of the Code are not applicable with respect to such payments.

6.05        Section 409A.  It is intended that (1) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v).  Notwithstanding anything to the contrary in this Agreement, if Employer determines (i) that on the date Employee’s employment with Employer terminates or at such other times that Employer determines to be relevant, the Employee is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)) of Employer and (ii) that any payments to be provided to Employee pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with Employer, or, if earlier, the date of Employee’s death.  Any payments delayed pursuant to this Section 6.12 shall be made in lump sum on the first day of the seventh month following Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of Employee’s death.  In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Employee participates during the term of Employee’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

6.06        No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 6.04 shall preclude the assumption of such rights by executors, administrators or other legal representatives of Employer or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

6.07        Source of Payment.  All payments provided for under this Agreement shall be paid in cash from the general funds of Employer.  Employer shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if Employer shall make any investments to aid it in meeting its obligations hereunder, Employee shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between Employer and Employee or any other person.  To the extent that any person acquires a right to receive payments from Employer hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of Employer.

6.08        No Waiver.  The waiver by other party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

6.09        Headings.  The Article and Section headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.10        Governing Law; Dispute Resolution.  This Agreement, and all matters arising directly or indirectly from this Agreement, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to the choice of law provisions thereof.  Any unresolved controversy or claim arising out of or relating to this Agreement, except (i) as otherwise provided in this Agreement or (ii) with respect to which a party seeks injunctive or other equitable relief, shall be submitted to arbitration by one arbitrator.  In connection with any arbitration conducted pursuant to this Agreement, an arbitrator will be selected in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect.  The arbitration proceedings shall take place in New York City, in accordance with the rules of the AAA then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof.  There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause.  Depositions shall be conducted in accordance with the New York Code of Civil Procedure.  The arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator.  A court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.  Each party will bear its own costs in respect of any disputes arising under this Agreement.  The arbitrator shall be directed to award the arbitrator’s compensation charges and the administrative fees of the AAA to the prevailing party.  The parties knowingly and voluntarily agree to this arbitration provision and acknowledge that arbitration shall be instead of any civil litigation, meaning that the parties each are waiving any rights to a jury trial.  Each of the parties to this Agreement consents to personal jurisdiction and venue for any equitable action sought in the United States District Court for the Southern District of New York and any state court in the State of New York that is located in New York County (and in the appropriate appellate courts from any of the foregoing).

6.11        Validity; Severability.  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this

Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.12        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6.13        Agreement to Take Actions.  Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement.

6.14        Counsel.  Employer has previously recommended that Employee engage counsel to assist him in reviewing this Agreement and all other matters relating to his employment arrangements hereunder.

[The remainder of this page is intentionally blank.

Signatures contained on the following page.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

EMPLOYER:

DoubleVerify Inc.

By:	/s/ Wayne Gattinella
Name: Wayne Gattinella
Title: Chief Executive Officer

EMPLOYEE:

/s/ Matthew McLaughlin
Matthew McLaughlin

[Signature Page to McLaughlin Employment Agreement]

Accepted and Acknowledged:

PARENT

PIXEL PARENT INC.

By:	/s/ R. Davis Noell
Name: Davis Noell
Title: President

Address:	c/o Providence Equity Partners LLC
50 Kennedy Plaza, 18th Floor
Providence, Rhode Island 02903

[Signature Page to McLaughlin Employment Agreement]